Exhibit 99.1
FOR IMMEDIATE RELEASE
June 27, 2008
Contacts: Scott Barnum, President and CEO
Pyramid Breweries Inc.
(206) 682-8322
R. Martin Kelly
President and Chief Executive Officer
Magic Hat Brewing Company &
Performing Arts Center, Inc.
(802) 658-2739
MAGIC HAT BREWING COMPANY AFFILIATE TO ACQUIRE
PYRAMID BREWERIES FOR $2.75 PER SHARE
SEATTLE, WA, and BURLINGTON, VT, June 27, 2008 — Independent Brewers United, Inc., the parent of Magic Hat Brewing Company & Performing Arts Center, Inc. (“Magic Hat”), and Pyramid Breweries Inc. (NASDAQ:PMID) (“Pyramid”) today jointly announced the execution of a definitive merger agreement that contemplates, among other things, a tender offer to purchase all of Pyramid’s outstanding common stock for $2.75 per share in cash, or approximately $25.7 million in total purchase price. The all-cash offer represents a premium of 56.3% over the closing price of Pyramid’s common stock on April 28, 2008, the trading day prior to the public announcement of the execution of a Letter of Intent between Pyramid and Magic Hat regarding the proposed merger. The transaction received approval by the respective boards of directors of the merger parties. A newly formed merger subsidiary of Independent Brewers United expects to commence the tender offer for all outstanding shares of Pyramid common stock on July 2, 2008 or promptly thereafter.
Completion of the tender offer will be subject to the receipt of valid tenders for at least 66 2/3% of Pyramid’s common stock on a fully diluted basis, subject to waiver by Independent Brewers United if valid tenders for at least 51% of Pyramid’s common stock on a fully diluted basis have been received, and the satisfaction of other customary conditions. It is contemplated that the tender offer will be followed by a merger in which all common shares not acquired in the offer will be converted into the right to receive the offer price.
Martin Kelly, President and Chief Executive Officer of International Brewers United and its subsidiary Magic Hat, said, “We believe the combination makes sense for both companies and positions Independent Brewers United to be competitive in a fast changing beer industry. We look forward to consummating this transaction, which provides both strategic and financial benefits to our stakeholders.”
“This agreement marks yet another major milestone in Pyramid’s long history and a significant development in the craft beer category in general. The combination of Pyramid and Magic Hat should allow both brands to continue to grow rapidly and better compete in an ever competitive and consolidating industry,” said Scott Barnum, Pyramid’s President and CEO. “The agreement is a very positive strategic development for both companies, and we believe it is in the best interests of our shareholders,” he added.
About Pyramid Breweries Inc.
Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers produced mainly under the Pyramid and MacTarnahan’s brand names. Pyramid’s family of unfiltered wheat beers continue to be honored by beer drinkers and judges, earning the most craft beer medals in the last decade at the prestigious Great American Beer Festival (“GABF”). Pyramid owns two alehouse restaurants adjacent to its full production breweries under the Pyramid Alehouse and MacTarnahan’s brand names in Berkeley, California and Portland, Oregon, respectively, and three alehouse restaurants in Walnut Creek and Sacramento, California and Seattle, Washington. For more information, visit www.PyramidBrew.com.
About Magic Hat Brewing Company & Performing Arts Center, Inc.
Magic Hat Brewing Company & Performing Arts Center, Inc., headquartered in Burlington, VT, is one of the largest craft brewers on the east coast, and ranks among the fastest growing companies in the category nationwide. For more information, visit www.magichat.net.
Important Legal Information
The tender offer described herein has not commenced. The description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of Pyramid Breweries Inc. At the time the tender offer is commenced, an affiliate of Magic Hat Brewing Company & Performing Arts Center, Inc. intends to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and Pyramid Breweries intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. These documents will contain important information about the tender offer that should be read carefully before any decision is made with respect to the tender offer. These materials will be made available to the shareholders of Pyramid at no expense to them. Investors and security holders will be able to obtain the documents (when available) free of charge at the Securities and Exchange Commission’s (“SEC”) web site, www.sec.gov. In addition, such materials (and all other documents filed with the SEC) will be available free of charge at www.pyramidbrew.com and www.magichat.net. In addition, Pyramid shareholders may obtain free copies of the documents filed with the SEC when available by contacting Pyramid’s Investor Relations at (206) 682-8322. Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Pyramid or Magic Hat and its affiliates with the SEC at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room.
This press release contains certain forward-looking statements. These forward-looking statements could address future economic performance, restaurant openings, various financial parameters, or similar matters. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties as regards to Pyramid Breweries Inc. are described in Pyramid Breweries Inc’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include successful completion of the proposed acquisition on a timely basis, the impact of regulatory review on the proposed acquisition, the ability to achieve synergies following completion of the proposed acquisition, the impact of intense competition, changing economic or business conditions, the price and availability of ingredients and utilities, labor and insurance costs, increased advertising and marketing costs, litigation, unfavorable publicity, a lack of suitable locations, government regulations, a failure to achieve growth objectives, and other factors and uncertainties discussed from time to time in reports filed by Pyramid Breweries Inc. with the Securities and Exchange Commission.